Exhibit 10.21
FIRST AMENDMENT TO THE
TREEHOUSE FOODS, INC. EXECUTIVE SEVERANCE PLAN
(Effective as of February 7, 2021)

WHEREAS, TreeHouse Foods, Inc. (the “Company”) originally established the TreeHouse Foods, Inc. Executive Severance Plan, effective May 1, 2006 (as amended, the “Plan”), and amended and restated the Plan effective January 1, 2008, January 1, 2012, February 21, 2014, and April 26, 2017;

WHEREAS, pursuant to Section 7(l) of the Plan, the Company may amend the Plan at any time and from time to time;

WHEREAS, the Company has determined that it is desirable to make certain changes to the Plan as set forth in this First Amendment to the TreeHouse Foods, Inc. Executive Severance Plan (this “Amendment”), effective as of February 7, 2021 (the “Effective Date”).

NOW, THEREFORE, the following amendments are hereby made a part of the Plan, effective as of the Effective Date of this Amendment:

1.Definitions. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Plan.

2.Good Reason. Section 1(k) of the Plan is hereby amended in its entirety as follows:

“Good Reason” means, solely with respect to this Plan, the occurrence of any of the following events without the Participant’s express written consent (i) a material reduction by the Company of the Executive’s annual compensation (including Base Salary, Target Incentive Compensation opportunity, and the percentage of Base Salary from which the long-term incentive award is calculated), other than a reduction of no more than ten percent (10%) approved by the Board that similarly applies to all executive officers of the Company or similarly situated Executives, (ii) a change in the offices of the Executive to a place that is more than thirty (30) miles in distance from the Executive’s current principal business office with the Company, or (iii) the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under the Plan in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operation of law. Additionally, following a Change in Control, “Good Reason” shall also include a material reduction in the Executive’s duties and responsibilities or the assignment to Executive of duties and responsibilities that are materially inconsistent with the Executive’s duties or which materially impair the Executive’s ability to function in his/her current position; and for the avoidance of doubt any change in Executive’s reporting relationships and/or supervisors shall not be considered Good Reason unless such reporting relationship and/or supervisor change is accompanied by the change in duties and responsibilities set forth above. For an Executive’s termination to be on account of “Good Reason,” the Executive must provide written notice to (A) the Chief Executive Officer with respect to any Executive with a title of Senior Vice President or higher; or (B) any officer with the title of Senior Vice President or higher with respect to an Executive not covered by subclause (A) immediately above, within sixty (60) calendar days of the Executive’s having actual knowledge of the occurrence of one of these such events stating that the Executive intends to terminate his/her employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within ten (10) calendar days of the receipt of such notice. Further, for an Executive’s termination to be on account of “Good Reason,” it must occur within one hundred eighty (180) calendar days following the initial existence of the applicable condition.

3.Calculation of Severance Payment. To the extent that an Executive becomes entitled to a Severance Payment in accordance with Sections 3(b)(i), 3(b)(ii), 4(a)(i), or 4(a)(ii) of the Plan, the determination of the amount of Executive’s Base Salary and/or Target Incentive Compensation that would be used to calculate such Severance Payment shall be made without regard to any reduction that forms the basis for a Good Reason termination.

4.Severance Payment Following a Change in Control. To the extent that an Executive becomes entitled to a Severance Payment in accordance with Sections 4(a)(i) or 4(a)(ii) of the Plan, such Severance Payment shall be paid in a cash lump sum, subject to, and in accordance with, the terms and conditions set forth in Section 5(b) of the Plan.

5.Governing Law. This Amendment shall be governed by the laws of the State of Illinois without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

6.Effect of Amendment. All other terms and conditions of the Plan not otherwise amended or modified by this Amendment, either expressly or by necessary implication, shall remain in full force and effect.

7.Headings. Headings to Sections in this Amendment are for convenience only and are not intended to be part of or to affect the meaning or interpretation hereof.

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IN WITNESS WHEREOF, TreeHouse Foods, Inc., by its duly authorized officer, has executed this Plan on the date first written above.
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TREEHOUSE FOODS, INC.

By: /s/ Thomas E. O'Neill
Title: Executive Vice President, General Counsel, Chief
Administrative Officer & Corporate Secretary